Exhibit 99.1

KINGSWAY ANNOUNCES SALE OF

TRINITY WARRANTY SOLUTIONS

-- Management Buy-Out Transaction --

-- Gross Proceeds of $8.0 million --

-- Cash at Close of $5.0 million plus Seller Notes of $3.0 million --

Chicago – May 11, 2026 - (NYSE: KFS) Kingsway Financial Services Inc. (“Kingsway” or the “Company”), the only publicly-traded US company employing the Search Fund model to acquire and build great businesses, today announced the sale of Trinity Warranty Solutions LLC (“Trinity”) for gross proceeds of $8.0 million, consisting of $5 million cash at closing plus an additional $3 million in seller notes that may be paid off early for a discount if certain conditions are met. The transaction closed on Friday, May 8, 2026.

“This transaction is a wonderful outcome for both Kingsway and Trinity,” said JT Fitzgerald, Kingsway’s President and CEO. “For Kingsway, today’s announcement marks the successful exit of a business that has generated reliable cash flow during our ownership period. By monetizing the business, we are tapping into incremental capital that can be redeployed to investments that align with our core priorities. I am also pleased that Peter Dikeos, the President and CEO of Trinity, will continue to lead Trinity as the business’s primary owner going forward. Peter has been a great partner to Kingsway, and I wish Peter and his entire team every success in the future.”

"Kingsway has been an outstanding partner to Trinity, and I'm grateful for Kingsway’s support helping us build a stronger business over the years,” said Mr. Dikeos. “I'm excited to lead Trinity into its next chapter alongside a team I deeply respect as we continue delivering exceptional service to our customers across the country.”

About Trinity

Trinity sells and administers warranty products for HVAC, standby generators, commercial LED lighting, and refrigeration equipment across the United States, acting as an agent for third-party insurers that underwrite these contracts. Trinity also provides equipment breakdown and maintenance support services, serving as a single point of contact and coordinating repairs through contracted service providers.

About the Company

Kingsway Financial Services Inc. is the only publicly-traded US company employing the Search Fund model to acquire and build great businesses.

Kingsway owns and operates a collection of high-quality B2B and B2C services companies that are asset-light, growing, profitable, and that have recurring revenues. Kingsway seeks to compound long-term shareholder value on a per share basis via its decentralized management model, its talented team of operators, and its tax-advantaged corporate structure.

Additional Information

Additional information about Kingsway, including a copy of its Annual Reports can be accessed on the EDGAR section of the U.S. Securities and Exchange Commission's website at www.sec.gov, on the Canadian Securities Administrators' website at www.sedar.com, or through the Company's website at www.kingsway-financial.com.

For Investor Inquiries:
Hayden IR
James Carbonara
(646) 755-7412

james@haydenir.com

For Company Inquiries:

Kingsway Financial Services Inc.

Kent Hansen, CFO

(312) 766-2163

khansen@kingsway-financial.com